Exhibit 99.1

PRESS RELEASE

VCG Holding Corp. Terminates Agreement to Purchase Mega Club

—    2008 EPS Guidance of $0.40 to $0.43 Remains Unchanged

—    Accretive, West Coast Acquisition Proceeding as Planned

DENVER (PRIME NEWSWIRE) June 6, 2008 – VCG Holding Corp. (NASDAQ: VCGH), a growing and leading consolidator and operator of adult nightclubs, today announced that it has mutually terminated the agreement to acquire an adult nightclub in a large Southwestern state. The acquisition, also known as Mega Club, was originally announced February 11, 2008.

Troy Lowrie, Chairman and CEO of VCG Holding, stated, “We elected to terminate the acquisition because we became increasingly concerned about a significant regulatory issue in that particular state that could impact the profitability of this particular club. As a result, we believe there are better uses of our capital than to acquire this mega club.”

“The termination of the mega club deal,” Lowrie continued, “will not impact our EPS guidance of $0.40 to $0.43 for 2008. Our guidance is only for the clubs that we currently own and does not assume additional acquisitions although we expect to close additional acquisitions this year. Our guidance does not include the West Coast acquisition that was announced on March 18, 2008. This acquisition is proceeding as planned and should be accretive to EPS by $0.05 annually. We continue to believe we will generate approximately $8.0 million of free cash flow from our existing clubs in 2008, which we can use to make accretive acquisitions. We have a strong backlog of potential acquisitions and continue to be able to raise debt financing as needed. We intend to continue to focus on acquiring market leading clubs with solid long term records in our types of core markets. We are optimistic we will announce, in the near future, acquisitions that will be more accretive than the mega club would have been.”

About VCG Holding Corp.

VCG Holding Corp. is an owner, operator, and consolidator of adult nightclubs throughout the United States. The Company currently owns 19 adult nightclubs and one upscale dance lounge. The night clubs are located in Indianapolis, IN, St. Louis, MO, Denver and Colorado Springs, CO, Ft. Worth and Dallas, TX, Raleigh, NC, Minneapolis, MN, Louisville, KY, Portland, ME, and Miami, FL.

Forward-Looking Statements:

Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors identified from time to time in the Company’s reports with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the year ended December 31, 2007. All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.

Contact:
Troy H. Lowrie, CEO		Stanley Berger, Investor Relations
Don Prosser, CFO
VCG Holding Corporation		SM Berger & Co.
390 Union Blvd, Suite 540		3201 Enterprise Parkway
Lakewood, Colorado 80228		Cleveland, Ohio 44124
Telephone	303.934.2424	Telephone	216.464.6400
Facsimile	303-922.0746	Facsimile	216.464.4126
Email:	tlowrie@vcgh.com	Email:	stan@smberger.com
dprosser@vcgh.com